Press Release


November 9, 2004

For Immediate Release
---------------------

For Information Contact:
Eric R. Anderson, Vice President, Investor Relations - 202.969.1866

NCRIC Group, Inc. Reports 2004 Nine Month and Third Quarter Results

Nine Month Summary
o    Direct premiums written of $70.5 million, up 19%
o    Revenue,  excluding net realized investment gains, of $58.0 million, up 31%
o    Combined ratio of 104.0%
o    Expense of $711,000  (after tax) related to the CHW litigation
o    Net income of $1.2 million or $0.18 per diluted common share
o    Cash flow from operations of $27.8 million
o    Book value per share of $11.56 at September 30, 2004

Third Quarter Summary
o    Revenue, excluding net realized investment gains, of $19.9 million, up 28%
o    Net income of $1.1 million or $0.17 per diluted common share

WASHINGTON, D.C. -- NCRIC Group, Inc. (NCRIC) (Nasdaq National Market: NCRI), a leading provider of medical professional liability insurance in the Mid-Atlantic region, today reported operating results for the third quarter and nine months ended September 30, 2004.

For the quarter, net income was $1.1 million or $0.17 per diluted share, compared to net income of $370,000 or $0.06 per diluted share for the same period in 2003. Year-to-date through September 30, 2004, the Company reported net income of $1.2 million or $0.18 per diluted share, compared to $1.4 million or $0.21 per diluted share for the nine months ended September 30, 2003. The results for the first nine months of 2004 were driven by earned premium growth, as a result of rate level increases, and a moderation of claims frequency, partially offset by litigation expenses and claims severity increases.

President and CEO R. Ray Pate, Jr., commented on the quarter, "We are pleased with our profitable results in the third quarter. Our rate increases are holding and we saw a continued moderation in the frequency of claims. We remain the market share leader in our core territories of the District of Columbia and Delaware and maintained our position among the top writers in Virginia. This success is primarily attributable to our ongoing commitment to disciplined pricing and underwriting, aggressive claims management, and unparalleled client service."

Pate continued, "While we are required to report performance on a quarterly basis, we believe that medical professional liability insurance is a long-term business and therefore it is more meaningful to measure results over an extended timeframe. Our overriding objective is to maintain a strong balance sheet and increase shareholder value."

Insurance Segment
The primary company in our insurance segment, NCRIC, Inc., provides professional liability insurance for physicians, surgeons and other ancillary providers involved in the delivery of healthcare.



Selected Segment Data:
----------------------
(in thousands)



                               Three Months Ended Sept. 30,        Nine Months Ended Sept. 30,
                               ----------------------------        -----------------------------
                                  2004              2003              2004               2003
                                  ----              ----              ----               ----

Net premiums earned              $ 16,918          $ 12,472          $ 48,648           $ 34,883
Net investment income               1,702             1,559             5,078              4,225
Realized investment
  (losses) gains                      (71)              505               346              1,845
Other income                          191               295               581                861
                                  -------           -------           -------            -------
Total segment revenue              18,740            14,831            54,653             41,814

                                       2


Losses & LAE                       13,374            11,145            40,585             31,083
Underwriting expenses               3,091             2,541            10,032              7,250
Other expenses                        127               120               410                295
Interest                              216                 -               623                  -
                                  -------           -------           -------            -------
Total segment expenses             16,808            13,806            51,650             38,628

Pre-tax segment results          $  1,932          $  1,025          $  3,003           $  3,186
                                  =======           =======           =======            =======



Net Premiums Earned
The increase in net premiums earned primarily reflects the increases in premium rates effective with 2004 and 2003 renewals, which average 27%, growth in business in force from the sale of new policies over the past 12 months, and higher premiums for extended reporting endorsements. Premium for extended reporting endorsements is earned in the same period it is written and totaled $5.1 million in the first nine months of 2004 compared to $2.5 million for the same period in 2003.

Direct Premiums Written By State
(in thousands)


                                               Nine Months Ended Sept. 30,
                                               ---------------------------
                                        2004                                2003
                                        ----                                ----
District of Columbia           $ 24,783      35%                     $22,685      38%
Virginia                         22,989      33%                      17,585      30%
Maryland                         10,117      14%                       7,952      13%
Delaware                          9,118      13%                       5,853      10%
West Virginia                     3,536       5%                       5,082       9%
                                -------     ---                     --------     ---
Total                          $ 70,543     100%                   $  59,157     100%



New Premiums Written
(in thousands)


                  Three Months Ended Sept. 30,         Nine Months Ended Sept. 30,
                  ----------------------------         ---------------------------
                  2004                   2003          2004                 2003
                  ----                   ----          ----                 ----
Direct            $   226                $   209       $   678              $   536
Agent               1,054                  3,289         2,034                7,277
                  -------                -------       -------              -------
Total             $ 1,280                $ 3,498       $ 2,712              $ 7,813
                  =======                =======       =======              =======

The overall level of new business produced in the first nine months of 2004 is lower than for the first nine months of 2003, as planned. We are the market share leader in the District of Columbia and in Delaware. In West Virginia, as a result of the regulatory approval of our August 2004 rate increase, we began to offer renewal to select West Virginia policyholders with expiration dates on or after September 1, 2004. Despite these renewals, we have a limited presence in West Virginia and do not anticipate significantly expanding our market share in this jurisdiction. While we continue to write new business in Virginia, growth has been constrained because our product is priced at the high end of the market.

Losses and Loss Adjustment Expenses
(in thousands)


                                       Three Months Ended Sept. 30,    Nine Months Ended Sept. 30,
                                           2004            2003           2004             2003
                                           ----            ----           ----             ----
Incurred losses and LAE related to:
   Current year - losses                   $  13,374       $  10,945      $  39,067         $  31,185
   Prior years - development                       -             200          1,518              (102)
                                           ---------       ---------      ---------         ---------
Total incurred for the period              $  13,374       $  11,145      $  40,585         $  31,083
                                           =========       =========      =========         =========

The increase in current year losses in the third quarter of 2004 reflects the increase in the level of exposure as a result of a higher level of earned premium combined with a rise in the cost of resolving claims and reserves on extended reporting endorsements.

Chief Financial Officer Rebecca B. Crunk commented on the losses, "Lower than expected claims frequency, as measured by the number of claims reported in the first nine months of 2004, positively impacted our results for both the third quarter and the year to date. Unfortunately, similar to patterns that we have seen across the nation, the overall severity of claims continues to rise."

Combined Ratio


                                                     Nine Months Ended Sept. 30,
                                                     2004                   2003
                                                     ----                   ----
GAAP Underwriting Ratios:
   Loss and LAE ratio                                83.4%                  89.1%
   Underwriting expense ratio                        20.6%                  20.8%
                                                  -------                -------
   Combined ratio                                   104.0%                 109.9%



The combined ratio for the nine months ended September 30, 2004 reflects the higher level of earned premiums in relation to the increase in loss and loss adjustment expenses, the increase in loss severity, and the stable level of core underwriting expenses. Expenses stemming from a fraudulent act of a former sales agent, as previously disclosed in the second quarter, added 1.3 points to the 2004 combined ratio and 1.0 points to the 2003 combined ratio in the Underwriting expenses component.

Unaudited Consolidated Financial Summary
(in thousands, except share data)



                                                Three months ended Sept. 30,            Nine months ended Sept. 30,
                                                2004                   2003             2004                  2003
                                                ----                   ----             ----                  ----
Revenues:
Net premiums earned                            $ 16,918               $ 12,472          $  48,648             $  34,883
Net investment income                             1,800                  1,657              5,378                 4,368
Net realized investment gains (losses)              (72)                   498                344                 1,852
Practice management and related income            1,004                  1,112              3,319                 3,764
Other income                                        209                    370                635                 1,083
                                               --------               --------          ---------             ---------
        Total revenues                           19,859                 16,109             58,324                45,950

Expenses:
Losses and loss adjustment expenses              13,374                 11,145             40,585                31,083
Underwriting expenses                             3,086                  2,538             10,025                 7,243
Practice management expenses                      1,244                  1,234              3,723                 3,926
Interest expense on Trust Preferred Securities      216                    202                623                   607
Other expenses                                      463                    519              2,144                 1,356
                                               --------               --------          ---------             ---------
        Total expenses                           18,383                 15,638             57,100                44,215

Income before income taxes                        1,476                    471              1,224                 1,735

Income tax provision                                379                    101                 42                   309
                                               --------               --------          ---------             ---------

Net income                                     $  1,097               $    370          $   1,182             $   1,426
                                               ========               ========          =========             =========

Net income per common share:
Basic                                          $   0.17               $   0.06          $    0.19             $    0.22
Diluted                                        $   0.17               $   0.06          $    0.18             $    0.21

Weighted average shares outstanding:
Basic                                             6,349                  6,328              6,349                 6,554
Diluted                                           6,643                  6,639              6,630                 6,756



Balance Sheet Summary
(in thousands, except per share data)
                                                    Sept. 30, 2004                         December 31, 2003
                                                    --------------                         -----------------
                                                      (unaudited)
Total investments, at market value                    $   194,840                             $  174,357
Reinsurance recoverable                                    51,839                                 48,100
Total assets                                              290,492                                262,546
Liability for losses and loss adjustment expenses         141,140                                125,991
Total liabilities                                         211,001                                184,567
Accumulated other comprehensive income                      1,460                                  1,461
Total stockholders' equity                                 79,491                                 77,979
Book value per share                                  $     11.56                                  11.30


Outlook

Loss Development and Severity Pattern Study

As previously disclosed, in the third quarter of 2004 we engaged an actuarial claims specialist to conduct a study of our claims loss development and severity patterns in order to achieve a further understanding of claims trends to ensure that we have the best information possible as a foundation for making our business decisions. The findings of the study confirm that there have been no material changes in the manner in which we manage claims or establish case reserves. Based on this conclusion, we believe that the adverse loss reserve development recognized in the fourth quarter of 2003 and in the second quarter of 2004 was the result of environmental factors, such as the indexing damage cap in Virginia, and social inflation factors, such as the unprecedented proliferation of large jury awards and settlements due to a shift in jurors' perceptions of medical malpractice defendants. The social inflation factor is consistent with trends reported by medical malpractice carriers on a national basis. Medical professional liability loss reserves are established based on an estimate of future payments as reflected in past experience with similar cases and historical trends involving claim payment patterns. Reserving for medical malpractice liability claims is a complex and uncertain process and is therefore subject to volatility.

2005 Premium Rates

In October, we completed a comprehensive review of our insurance policy pricing in all jurisdictions. As a result of this review, the Board of Directors approved an increase in base premium rates for all market territories. The weighted average composite rate increase is 18.3%. The following is a breakdown of the filed rate increases by jurisdiction:


                                                          Rate Increase
Jurisdiction                        2005             2004              2003             2002
---------------------------------------------------------------------------------------------
Delaware                            25.3%            27.0%             25.7%            12.0%
District of Columbia                15.3%            14.8%             21.0%            11.3%
Maryland                            25.0%            28.1%             28.7%            18.0%
Virginia                            19.5%            39.7%             39.5%            18.0%
West Virginia                          *             20.2%*            22.7%            20.0%

Weighted Average                    18.3%            27.0%             28.0%             14.0%


       * We filed two rate increases, 9.8% effective February 1, 2004 and 9.5% effective September 1, 2004, which compound to total 20.2%. We will again review our rate adequacy in 2005 for a potential mid-year rate filing.

These rate increases will be applied to all policies beginning with those that renew on January 1, 2005. NCRIC's 2005 rates are designed to cover the cost of insurance coverage and have a targeted combined ratio of 92.4%. In addition, the 2005 rates are designed to provide a return on equity of at least 10% on deployed capital.

2004 and 2005 Earnings Guidance

We are projecting earnings of up to $0.35 per share for 2004 and $0.90 per share for 2005. These projections are based on the continued implementation of our business model, which entails the deployment of capital in our targeted market areas to attain a net premiums written to surplus ratio of 125%. There are many uncertainties underlying the projection of earnings of a medical malpractice insurance company, the greatest of which is losses incurred on insurance coverage we provide. The number of claims reported, the severity of losses incurred and development of losses originally incurred in prior years are all factors which have a significant impact on reported results and which are estimable but without certainty.

Practice Management Operations

Under the oversight of Mr. David Beauregard, president of the practice management operations since May 2004, a branding analysis was recently completed. In the first quarter of 2005, this business will be re-introduced to the market under the brand name of ConsiCare. We believe that this initiative will differentiate the practice management operations from its competitors and contribute to the establishment of a consistent and distinguishable brand identity.

A strategic business plan has been developed with the primary objective of creating an increase in shareholder value over the next 12 to 36 months. The focus of the strategic direction is growth through the establishment of partnerships with other successful practice management entities and an increased focus on the marketing and delivery of an integrated suite of services to new and existing practice management clients.

Further, we have entered into discussions with the management team of the practice management operations regarding the implementation of a management incentive plan that would transfer up to 20% of the ownership of the practice management operations to these individuals through a stock award program if certain performance targets are achieved. We believe that this program will provide added incentive to improve profitability and anticipate that a three-year agreement will be in place by January 1, 2005. At the end of the three-year period, we will again review strategic alternatives, including a management buyout.

Investor Conference Call

An investor conference call to discuss NCRIC's 2004 nine month and third quarter results will be held at 9:00 a.m., ET, on Wednesday, November 10, 2004. Investors and analysts may access the conference call by dialing (800) 811-7286. All participants are requested to call in at least ten minutes prior to the start of the conference to register. The listen-only audience will be provided an opportunity to submit appropriate questions following management's remarks and these questions will be responded to as time permits. The conference call will also be webcast in a listen-only format through the Investor Relations section of NCRIC's corporate website at www.ncric.com. The webcast will be archived and will be available until December 10, 2004 at ncric.com.

Safe Harbor Information

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of those terms. These forward-looking statements include: statements of our goals, intentions and expectations; statements regarding our business plans, prospects, growth and operating strategies; and estimates of our risks and future costs and benefits. These forward-looking statements are subject to significant risks, assumptions and uncertainties, including, among other things, the following important factors that could affect the actual outcome of future events:

     o general economic conditions, either nationally or in our market area, that are worse than expected;
     o    price competition;
     o inflation and changes in the interest rate environment and performance of financial markets;
     o    adverse changes in the securities markets;
     o    changes  in  laws  or   government   regulations   affecting   medical
          professional liability insurance and practice management and financial services;
     o    NCRIC, Inc.'s concentration in a single line of business;
     o    our ability to successfully integrate acquired entities;
     o    changes to our ratings assigned by A.M. Best;
     o    impact of managed healthcare;
     o uncertainties inherent in the estimate of loss and loss adjustment expense reserves and reinsurance;
     o    the cost and availability of reinsurance;
     o changes in accounting policies and practices, as may be adopted by our regulatory agencies and the Financial Accounting Standards Board; and
     o    changes in our organization, compensation and benefit plans.

We wish to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and wish to advise readers that the factors listed above could affect our financial performance and could cause actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements. We do not undertake and specifically decline any obligation to publicly release the result of any revisions that may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

About NCRIC Group, Inc.

NCRIC Group, Inc. (NCRIC) is a healthcare financial services organization that assists individual physicians and groups of physicians in managing their practices by providing medical professional liability insurance, practice management and financial services, and employee benefits plan design and pension administration. In addition to its headquarters in Washington, D.C., NCRIC has offices in Wilmington, Delaware; Greensboro, North Carolina; Richmond and Lynchburg, Virginia; and Charleston, West Virginia. NCRIC provides services to more than 5,000 physician clients.

For further information, contact Eric R. Anderson, Vice President, Investor Relations; 1115 30th Street, NW, Washington, D.C. 20007; 202.969.1866, ext. 3102; anderson@ncric.com; or consult NCRIC's website, www.ncric.com.

                                         ###

November 9, 2004